CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Xfone, Inc.

Gentlemen:

We consent to the inclusion by reference of our Report of Independent Registered Public Accounting Firm dated March 31, 2009 (except for Note 19 dated April 29, 2009), with respect to the consolidated financial statements of Xfone, Inc. and its subsidiaries as of and for the year ended December 31, 2008, in the filing of the Registration Statement on Form S-3 for Xfone, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

Date: July 26, 2010	By:	/s/ Stark Winter Schenkein & Co., LLP
Stark Winter Schenkein & Co., LLP
Denver, Colorado